As filed with the Securities and Exchange Commission on December 20, 2010.
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Exceed Company Ltd.
(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	20-5500605
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
Suite 8, 20/F, One International Finance Centre
1 Harbour View Street, Central
Hong Kong, China
(Address of Principal Executive Offices Including Zip Code)
Exceed Company Ltd. 2010 Equity Incentive Plan
(Full Title of the Plan)
Wong Chi Keung
Chief Financial Officer
Exceed Company Ltd.
Suite 8, 20/F, One International Finance Centre
1 Harbour View Street, Central
Hong Kong
+852 3669 8105
(Name, Address and Telephone Number of Agent For Service)
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Amount of
	Amount to be	Offering	Proposed Maximum Aggregate	Registration
Title of Securities to be Registered	Registered	Price Per Share	Offering Price	Fee
Ordinary shares, US$0.0001 par value per share	10,000,000 (1)	$8.82 (2)	$88,200,000 (2)	$6,289

(1)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional ordinary shares, US$0.0001 par value per share (the “Common Shares”), of Exceed Company Ltd., a British Virgin Islands company (the “Registrant”), as may become issuable pursuant to the anti-dilution provisions of the Registrant’s 2010 Equity Incentive Plan (the “Plan).

(2)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the Nasdaq Global Market on December 15, 2010, within five business days prior to filing.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The information required by Part I is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated in this Registration Statement by reference:
(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed April 7, 2010, as amended by both the Registrant’s Annual Report on Form 20-F/A (Amendment No. 1) for the fiscal year ended December 31, 2009, filed August 23, 2010, and the Registrant’s Annual Report on Form 20-F/A (Amendment No. 2) for the fiscal year ended December 31, 2009, filed October 13, 2010;
(b)	The Registrant’s reports on Form 6-K filed: April 7, 2010; April 26, 2010; June 7, 2010; June 10, 2010; June 18, 2010; June 25, 2010; June 28, 2010; July 1, 2010; July 26, 2010; August 9, 2010; August 23, 2010; August 26, 2010; September 1, 2010; October 19, 2010; October 25, 2010; October 28, 2010; November 2, 2010 and November 15, 2010; and
(c)	The description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form F-1 (File No. 333-163280), including any subsequently filed amendments and reports updating such description.
          All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.

Item 6. Indemnification of Directors and Officers.
          British Virgin Islands law does limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, provided that the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The Registrant’s memorandum and articles of association provides for indemnification of its officers and directors against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as director of the Registrant.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F (Commission No. 001-33799) filed with the Commission on April 7, 2010)

4.2	Specimen Stock Certificate (incorporated herein by reference to Exhibit 4.2 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (Commission No. 333-142255) filed with the Commission on November 5, 2007)

4.3	Exceed Company Ltd. 2010 Equity Incentive Plan

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm — Crowe Horwath LLP

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, China, on this 20th day of December, 2010.

EXCEED COMPANY LTD.
By:	/s/ Lin Shuipan
Lin Shuipan
Chairman and Chief Executive Officer

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: December 20, 2010	/s/ Lin Shuipan
Lin Shuipan
Chairman and Chief Executive Officer (principal executive officer)

Date: December 20, 2010	/s/ Wong Chi Keung
Wong Chi Keung
Chief Financial Officer (principal financial and accounting officer)

Date: December 20, 2010	*
Jin Jichun
Director

Date: December 20, 2010	*
William J. Sharp
Director

*	This Registration Statement has been signed on behalf of the above officers and directors by Lin Shuipan, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

DATED: December 20, 2010	By:	/s/ Lin Shuipan
Lin Shuipan, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F (Commission No. 001-33799) filed with the Commission on April 7, 2010)

4.2	Specimen Stock Certificate (incorporated herein by reference to Exhibit 4.2 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (Commission No. 333-142255) filed with the Commission on November 5, 2007)

4.3	Exceed Company Ltd. 2010 Equity Incentive Plan

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm — Crowe Horwath LLP

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney